Exhibit 99.1

Surgalign Holdings, Inc. Appoints Paul Lewicki, PhD to Board of Directors

November 23, 2020

Jonathon Singer

Investor and Media Contact

jsinger@surgalign.com

+1 224 303 4651

Deerfield, Ill., Nov. 23, 2020 – Surgalign Holdings, Inc. (Nasdaq: SRGA), a global pure-play spine company focused on advancing spine surgery including through the application of digital technologies to improve patient outcomes, today announced the appointment of Paul Lewicki, PhD as a member of its board of directors. With Dr. Lewicki’s appointment the Surgalign Board now consists of nine directors.

Prior to its acquisition by Surgalign, Dr. Lewicki served as President of Holo Surgical, Inc. where he played a significant role in developing the revolutionary Augmented Reality and Artificial Intelligence platform. He is a cognitive scientist, entrepreneur and investor and a former professor of cognitive psychology at the University of Tulsa, where he established the Nonconscious Information Processing Laboratory funded by multiple grants from the NSF and NIH. He was among the first scientists to publish evidence that the advanced expertise, acquired by humans from experience, involves multivariate and highly-interactive patterns in data, which are much more complex than what humans are able to consciously articulate or even communicate. This approach became popular and quickly adopted by the corporate world as so-called “predictive data mining” – making computers derive from Big Data more complex patterns than what humans can understand, and then use these patterns to make new predictions.

He started StatSoft, a company that pioneered commercial applications of data mining, and rapidly became a large developer of data mining solutions for all industries, with offices in 30 countries and over 1 million accounts. He was the CEO and largest shareholder when StatSoft was acquired by Dell in 2014

“Dr. Lewicki is a thought leader in predictive analytics and has a deep passion for the use of artificial intelligence to promote the general welfare by accelerating technology progress in the area of medicine,” Terry Rich, President and Chief Executive Officer of Surgalign Holdings. “We have a shared vision of the promise of digital surgery to improve patient outcomes and look forward to Paul’s contribution to the achievement of our strategic vision.”

“I am excited to be joining Surgalign’s board of directors and leveraging my expertise in predictive analytics and digital technology to help the company advance the standard of spine care by reimagining what is possible through integrated intelligent technology” stated Dr. Lewicki.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company advancing the science of spine care, focused on delivering innovative solutions that drive superior clinical and economic outcomes. The company is building off a legacy of high quality and differentiated products and continues to invest in clinically validated innovation to deliver better surgical outcomes and improve patient’s lives. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign, a member of AdvaMed, is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Marquette, MI, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov